UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                            Boise Cascade Corporation
                                (Name of Issuer)

                          COMMON STOCK, $2.50 PAR VALUE
                         (Title of Class of Securities)

                                    097383103
                                 (CUSIP Number)


                                  June 30, 2000
             (Date of Event Which Requires Filing of This Statement)

       Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                                     [x]      Rule 13d-1(b)
                                                     [ ]      Rule 13d-1(c)
                                                     [ ]      Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

USIP NO. 097383103             13G                          Page 2 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Forstmann-Leff Associates, LLC
   52-2169043

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]
3  SEC USE ONLY


4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            2,381,820 shares
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          5,415,150 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       2,871,860 shares

                    8  SHARED DISPOSITIVE POWER

                       6,624,250 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         9,496,110 shares (includes shares beneficially owned by FLA Asset Management, LLC, Stamford Advisers LLC and FLA Advisers L.L.C.)

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES
                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    16.6%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 097383103                  13G                    Page 3 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Asset Management, LLC
   52-2169045

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          609,125 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       1,818,225 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,818,225 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    3.2%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 097383103             13G                      Page 4 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Stamford Advisers LLC
   13-4096659

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware


                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          None
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       None

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    None

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%

12  TYPE OF REPORTING PERSON

    IA, OO

CUSIP NO. 097383103                 13G                       Page 5 of 9 pages

1  NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   FLA Advisers L.L.C.
   13-3942422

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                (a) [ ]

                                                (b) [ ]

3  SEC USE ONLY



4  CITIZENSHIP OR PLACE OF ORGANIZATION

   New York

                    5  SOLE VOTING POWER
   NUMBER OF
     SHARES            None
  BENEFICIALLY
    OWNED BY        6  SHARED VOTING POWER
      EACH
    REPORTING          4,806,025 shares
     PERSON
      WITH
                    7  SOLE DISPOSITIVE POWER

                       None

                    8  SHARED DISPOSITIVE POWER

                       4,806,025 shares

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         4,806,025 shares

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES

                                                    [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    8.4%

12  TYPE OF REPORTING PERSON

    IA, OO

                                                           Page 6 of 9 pages

Item 1(a)         NAME OF ISSUER:

         Boise Cascade Corporation

Item 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         1111 West Jefferson Street
         P.O. Box 50
         Boise, Idaho 83728-0001

Item 2(a)         NAME OF PERSON FILING:

         See Item 1 of the cover pages attached hereto

Item 2(b) Address of Principal Business Office, or if none, residence:

         590 Madison Avenue
         New York, New York  10022

Item 2(c)         CITIZENSHIP:

         See Item 4 of the cover pages attached hereto

Item 2(d)         TITLE OF CLASS OF SECURITIES:

         Common Stock, par value $2.50

Item 2(e)         CUSIP NUMBER:

         097383103

Item 3 Forstmann-Leff Associates, LLC, a Delaware limited liability corporation and successor-in-interest to Forstmann-Leff Associates, Inc., a New York corporation, is a registered investment adviser under Section 203 of the Investment Advisers Act of 1940 (the "Act"). FLA Asset Management, LLC, a Delaware limited liability corporation and successor-in-interest to FLA Asset Management, Inc., a Delaware corporation, is a registered investment adviser under the Act and a subsidiary of Forstmann-Leff Associates, LLC. FLA Advisers L.L.C., a New York limited liability company, is a registered investment adviser under the Act whose managing members constitute a majority of the Executive Committee of the Board of Mangers of Forstmann-Leff Associates, LLC. Stamford Advisers LLC, a Delaware limited liability corporation and successor-in-interest to Stamford Advisers Corp., a New York corporation, is a registered investment adviser under the Act whose parent company is FLA Advisers L.L.C.



                                                           Page 7 of 9 pages

Item 4   OWNERSHIP:

         (a)      Amount beneficially owned:
                  See Item 9 of the cover pages attached hereto

         (b)      Percent of Class:
                  See Item 11 of the cover pages attached hereto

         (c)  See Items 5 through 8  of the cover pages attached hereto

Item 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not Applicable.

Item 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON:

                  Various clients of the reporting persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock of Boise Cascade Corporation. No one client's interest in the Common Stock of Boise Cascade Corporation is more than five percent of the total outstanding Common Stock.

Item 7   IDENTIFICATION AND CLASSIFICATION  OF THE SUBSIDIARY
         WHICH  ACQUIRED THE SECURITY BEING REPORTED ON BY THE
         PARENT HOLDING COMPANY:

                  Not Applicable

Item 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP:

                  Not Applicable

Item 9   NOTICE OF DISSOLUTION OF GROUP:

                  Not Applicable

Item 10           CERTIFICATION:

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                           Page 8 of 9 pages

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

July 7, 2000

FORSTMANN-LEFF ASSOCIATES, LLC



By:      /s/ Daniel Yu
                                                              Daniel Yu
         Chief Financial Officer,
         Treasurer and Secretary


FLA ASSET MANAGEMENT, LLC


By:      /s/ Daniel Yu
             Daniel Yu
         Chief Financial Officer,
         Treasurer and Secretary


FLA ADVISERS L.L.C.


By:      /s/ Joseph Sullivan
             Joseph Sullivan
         Chief Financial Officer


STAMFORD ADVISERS LLC


By:      /s/ Daniel Yu
             Daniel Yu
         Chief Financial Officer,
         Treasurer and Secretary

                                                           Page 9 of 9 pages
                                                           Exhibit A

                                    AGREEMENT

         The undersigned, Forstmann-Leff Associates, LLC, FLA Asset Management, LLC, Stamford Advisers LLC and FLA Advisers L.L.C., agree that the statement to which this exhibit is appended is filed on behalf of each of them.


July 7, 2000

FORSTMANN-LEFF ASSOCIATES, LLC


By:      /s/ Daniel Yu
         Daniel Yu
         Chief Financial Officer,
         Treasurer and Secretary


FLA ASSET MANAGEMENT, LLC


By:      /s/ Daniel Yu
         Daniel Yu
         Chief Financial Officer,
         Treasurer and Secretary


FLA ADVISERS L.L.C.


By:      /s/ Joseph Sullivan
         Joseph Sullivan
         Chief Financial Officer


STAMFORD ADVISERS LLC


By:      /s/ Daniel Yu
         Daniel Yu
         Chief Financial Officer,
         Treasurer and Secretary